                                                                    EXHIBIT 10.2

      "***" - CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND
      FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A
          CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 24b-2 OF THE
                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                             SALES AGENCY AGREEMENT

                  THIS SALES AGENCY AGREEMENT (the "Agreement") is made effective as of March 14, 2002 (the "Effective Date"), between Pegasus Satellite Television, Inc., a Delaware corporation ("Pegasus"), and Nucentrix Broadband Networks, Inc., a Delaware corporation ("Nucentrix"), with reference to the following:

                  A. DIRECTV, Inc. ("DIRECTV") operates a direct broadcast satellite service through which consumers may receive video, audio and other programming using specialized satellite receiving equipment ("DIRECTV System").

                  B. Pegasus is the exclusive distributor of DIRECTV Programming Packages (as defined below) in the Territory (as defined below).

                  C. Nucentrix, among other things, is an operator of an MMDS video service.

                  D. The parties are interested in developing and marketing a conversion program whereby MMDS customers of Nucentrix may convert their multi-channel video programming service to the DIRECTV's programming service distributed by Pegasus.

                  E. Nucentrix wishes to act as one of Pegasus' commissioned sales agents and to solicit Nucentrix's MMDS customers in the Territory to order certain DIRECTV Programming Packages and services which are identified in Exhibit A attached hereto, as the same may be amended from time to time ("DIRECTV Programming Packages").

                  NOW, THEREFORE, the parties hereby agree as follows:

         1. DEFINITIONS.

                  1.1 "Consumer Offers" shall mean conversion offers extended to Eligible MMDS Subscribers (as defined below), pursuant to which the Eligible MMDS Subscriber may subscribe to the DIRECTV programming services distributed by Pegasus. The terms of the Consumer Offers are more fully described in Schedule
1.1. Notwithstanding the foregoing, the terms of the Consumer Offers may be amended by Pegasus from time to time.

                  1.2 "Conversion Program" shall mean the conversion of Eligible MMDS Subscribers to the DIRECTV programming services under one of the Consumer Offers as contemplated in this Agreement.

                  1.3 "Converted Subscriber" shall mean an Eligible MMDS Subscriber (a) from whom, pursuant to this Agreement, Nucentrix takes the initial Order for DIRECTV programming services under one of the Consumer Offers, and (b) who activates and commits to subscribe to a DIRECTV Programming Package pursuant to one of the Consumer Offers.

                  1.4 "Eligible MMDS Subscriber" shall mean an existing single-family residential MMDS subscriber of Nucentrix in the Territory who meets the eligibility requirements for one or more of the Consumer Offers set forth in Schedule 1.1. For purposes of determining the Eligible MMDS Subscribers in each market in the Conversion Program, Nucentrix shall compile a list of existing single family residential MMDS subscribers that meet the Consumer Offer eligibility requirements set forth in Schedule 1.1 and provide such list to Pegasus (each, a "Nucentrix Customer List"). Along with the Nucentrix Customer Lists, Nucentrix shall provide Pegasus with a six month payment history for each subscriber on the list. Said payment history shall be provided in a format that is mutually agreed upon by the parties and shall contain information required by Pegasus to allow it to confirm each Nucentrix Subscriber's eligibility for the Consumer Offers. Upon receipt of each such Nucentrix Customer List, Pegasus shall (i) determine, in its reasonable discretion and in accordance with then-current internal practice, whether a subscriber satisfies the requirements relating to prior Pegasus subscribership set forth in Schedule 1.1 and (ii) confirm whether a subscriber meets the other eligibility requirements for the Consumer Offer(s) set forth in Schedule 1.1.

                  1.5 "Order" shall mean an order for a DIRECTV Programming Package which (a) Nucentrix solicits and takes pursuant to one of the Consumer Offers from an Eligible MMDS Subscriber; and (b) Nucentrix transmits directly to Pegasus in accordance with the terms of this Agreement, and Pegasus accepts in its reasonable discretion and as provided in Section 5.1.

                  1.6 "Pegasus Accounting Month" shall mean a calendar month.

                  1.7 "Territory" shall mean those areas in which Pegasus or its affiliates are contractually entitled to market DIRECTV programming services to Subscribers pursuant to agreements between Pegasus or its affiliates and the National Rural Telecommunications Cooperative, as set forth on Exhibit C.

         2. APPOINTMENT OF NUCENTRIX.

                  2.1 APPOINTMENT. Pegasus hereby appoints Nucentrix as its nonexclusive sales agent to solicit sales of, and take orders for, the Consumer Offers from Eligible MMDS Subscribers within the Territory, on the terms and conditions contained herein. Nucentrix may not solicit subscriptions for DIRECTV programming services in the Territory from any other individuals or entities, except as otherwise permitted under other agreements between the parties. Nucentrix may solicit sales of, and take orders only for, the Consumer Offers identified in Schedule 1.1 attached hereto, as such may be amended by the parties in accordance with this Agreement. Nucentrix hereby accepts such appointment and shall use its commercially reasonable efforts to convert Eligible MMDS Subscribers to the DIRECTV programming services distributed by Pegasus.

                  2.2 LIMITED EXCLUSIVITY REQUIRED OF NUCENTRIX. During the Term of this Agreement, Nucentrix shall not, directly or indirectly, promote, advertise, market, offer or engage in a conversion program which is intended to convert single-family residential MMDS subscribers in the Territory to another multi-channel video programming provider's service. Within sixty (60) days of execution of this Agreement, the parties agree to discuss the potential conversion of multi-dwelling unit subscribers and commercial subscribers in the Territory to DIRECTV programming services distributed by Pegasus.

         3. NUCENTRIX'S GENERAL OBLIGATIONS.

                  3.1 INSTALLATIONS. Nucentrix or its contractors will install Orders according to the reasonable processes and guidelines established by Pegasus. Nucentrix will provide the DIRECTV Systems necessary for an Eligible MMDS Subscriber to receive the DIRECTV programming services distributed by Pegasus. Nucentrix will use only DIRECTV Systems that are authorized by Pegasus. All installations of DIRECTV Systems will be completed in accordance with Pegasus' standard installation guidelines, including those standards set forth in the Pegasus Satellite Television Professional Installation Manual. Installations will only be provided by an individual that has completed the Satellite Broadcasting and Communications Association installer certification program, provided that Pegasus shall provide such certification training to Nucentrix and its installation contractors according to a training program to be agreed upon by the parties. Each party shall be responsible for its own costs (and the costs of its employees, agents and contractors) in connection with such training and certification.

                  3.2 SALES PERSONNEL. Nucentrix may allow only its employees (and not any independent contractors, sub-agents or other parties) to solicit, take or deliver any orders for the Consumer Offers from Eligible MMDS Subscribers, except with Pegasus's prior written consent, which may be withheld in Pegasus' discretion.

                  3.3 STANDARD POLICIES. Nucentrix shall comply with the standard policies and procedures Pegasus may promulgate for its sales agents in written notices, guidelines, and bulletins, as the same may be amended from time to time (collectively "Policies"). The Policies shall be an integral part of this Agreement but may not unduly impair any of Nucentrix's rights granted herein.

                  3.4 STANDARD OF CONDUCT. In all of its activities as a sales agent for Pegasus under the Conversion Program, Nucentrix shall conduct itself in a commercially reputable and ethical manner, shall comply with all applicable laws, and shall engage in no deceptive sales practice or other practice which impugns Pegasus' commercial reputation and goodwill.

                  3.5 COLLECTION AND ADMINISTRATION OF SUBSCRIBER COMMITMENT AGREEMENTS. For each Eligible MMDS Subscriber who accepts one of the Consumer Offers, Nucentrix shall perform the following:

                           (a) Explain the terms and conditions of the
applicable Subscriber Commitment Agreement required by Pegasus as described in materials provided by Pegasus from time to time;

                           (b) Cause the Eligible MMDS Subscriber to complete
and execute the applicable Subscriber Commitment Agreement;

                           (c) Complete the dealer and/or installer portion of
the Subscriber Commitment Agreement;

                           (d) Provide a completed and executed copy of the
Subscriber Commitment Agreement to the Eligible MMDS Subscriber;

                           (e) Maintain a completed and executed copy of the
Subscriber Commitment Agreement;

                           (f) When submitting an Order for a Pegasus
Programming Package in accordance with the Order procedures, indicate and notify Pegasus, in accordance with the procedures prescribed by Pegasus, that a customer has executed and agreed to the Subscriber Commitment Agreement; and

                           (g) Transmit the fully completed and executed copy of
the Subscriber Commitment Agreement to Pegasus, as follows:

                           Pegasus Satellite Television, Inc.
                           123 Felton Street
                           Marlborough, MA 01752
                           Attn: Nucentrix Conversion Team

                  3.6 BOOKS, RECORDS AND AUDIT. Each party shall provide the other party with accounting support and all information necessary to support subscriber requests and to verify such party's compliance with the terms of this Agreement. Each party shall maintain accurate records of all matters that relate to such party's obligations under this Agreement in accordance with generally accepted accounting principles and practices uniformly and consistently applied in a format that will permit audit. Each party shall retain such records for a period of at least three (3) years from the date of final payment. To the extent that the records may be relevant in determining whether a party is complying with its obligations hereunder, the other party and its authorized representatives shall have access to the records for inspection and audit at all reasonable times during normal business hours.

                  In addition to the other rights reserved to the parties in this Section 3.6, Pegasus shall have the right to have one or more of its employees physically present to observe and audit Nucentrix's operations with respect to its efforts to market to Eligible MMDS subscribers, its provision of installation services, and any other aspect of the conversion process undertaken hereunder by Nucentrix.

                  3.7 CONVERSION SCHEDULE. Nucentrix will provide Pegasus ten
(10) days' advance notice of its intent to begin the Conversion Program in any of its divisions and will keep Pegasus apprised of the geographic locations where it is undertaking efforts to convert Eligible MMDS Subscribers. Nucentrix shall begin the Conversion Program in its Chanute, Kansas, Lubbock, Texas, Champaign, Illinois, Woodward Oklahoma and Corsicana, Texas divisions, the order of which will be determined in Nucentrix's reasonable discretion, and shall employ commercially reasonable efforts to complete the conversion process in those divisions no later than twelve (12) months after the Effective Date.

         4. RATES AND TERMS OF SERVICES.

                  4.1 RATES. Pegasus may determine the content, pricing, terms, and conditions of the DIRECTV Programming Packages in its discretion. Nucentrix shall not represent that the DIRECTV Programming Packages may be obtained on any different terms or rates, shall not impose additional or different terms and shall not offer Eligible MMDS Subscribers any discount, rebate, or other material benefits in consideration for subscribing to them, except as expressly set forth herein or otherwise authorized by Pegasus in writing.

                  4.2 CHANGES. Nucentrix acknowledges that Pegasus and/or DIRECTV may change the content, pricing, terms, conditions, and availability of the DIRECTV Programming Packages from time to time in its discretion. Pegasus shall notify Nucentrix of such changes as soon as practicable and shall use commercially reasonable efforts to provide Nucentrix no less than sixty (60) days prior notice (or such lesser period of time as may be available to Pegasus) of any price and programming content changes. Nucentrix shall promptly replace point of sale materials as necessary.

                  4.3 MISREPRESENTATIONS. If Nucentrix misrepresents or fails to fully disclose any prices, the required commitment or other terms of the Consumer Offers to any customer, it shall reimburse Pegasus any amount which Pegasus is compelled, or in its reasonable judgment according to its standard practices decides, to pay or credit the customer in compensation for such misrepresentation. In addition, Pegasus shall be entitled, after written notice to Nucentrix, to offset any such payment or credit by Pegasus to customers as a result of Nucentrix's misrepresentations or omissions against any amounts owed to Nucentrix by Pegasus.

         5. ORDERS FOR SERVICE.

                  5.1 ORDER PROCEDURES. Nucentrix shall comply with the procedures set forth in Exhibit B attached hereto, as the same may be amended by Pegasus from time to time upon written notice, regarding the receipt and delivery of orders for the DIRECTV programming services distributed by Pegasus.

                  5.2 NO FINANCING OR COLLECTION OF FEES. Nucentrix shall not provide financing for the Consumer Offers or collect fees for the DIRECTV Programming Packages or other money due to Pegasus from Converted Subscribers, and all such fees shall be billed directly to the Converted Subscriber by Pegasus, except as otherwise set forth herein (including Schedule 1.1) or approved in writing by Pegasus. Nothing contained herein shall prevent Nucentrix from collecting, from Converted Subscribers, the equipment purchase price and setup fees specified in Schedule 1.1.

         6. MARKETING.

                  6.1 MARKETING ACTIVITIES. From time to time during the Conversion Period, the parties shall cooperate in the development and implementation of marketing activities as agreed to by the parties in connection with the Conversion Program as contemplated herein. Nucentrix shall be solely responsible for the costs (other than the internal costs incurred by the parties) associated with the sales and marketing activities conducted by Nucentrix in connection with the Conversion Program. Any and all advertising, marketing activities and marketing materials shall be subject to Pegasus's prior approval.

                  6.2 NON-SOLICITATION. Nucentrix shall not market, advertise or otherwise promote the Conversion Program or the Consumer Offers as contemplated herein to any persons or entities other than the Eligible MMDS Subscribers.

         7. CONSUMER OFFERS. During the Term of this Agreement, Nucentrix shall extend the Consumer Offers to Eligible MMDS Subscribers and shall fulfill such Consumer Offers (except for actual delivery of DIRECTV programming services) in accordance with the terms thereof.

         8. NUCENTRIX COMPENSATION.

                  8.1 PREPAID CONVERSION COMMISSION. For each Eligible MMDS Subscriber who becomes a Converted Subscriber, Pegasus will pay Nucentrix a prepaid conversion commission (the "PCC") in the amount of "***". Notwithstanding the foregoing, Pegasus shall have no obligation to pay Nucentrix a PCC with respect to any Converted Subscriber until Nucentrix has obtained from the Converted Subscriber and delivered to Pegasus an executed Subscriber Commitment Agreement.

                  8.2 DIRECTV SYSTEM SUBSIDY. In addition, for each Eligible MMDS Subscriber who accepts a Consumer Offer, is provided a DIRECTV System that was not acquired through a Pegasus equipment buy-down program and becomes a Converted Subscriber, Pegasus will pay Nucentrix a DIRECTV System Subsidy in the amount of "***"" for each primary DIRECTV System ("Primary DIRECTV System") and "***" for each second DIRECTV receiver ("Second DIRECTV Receiver") (collectively, the "DIRECTV System Subsidy").

                  8.3 INSTALLATION INCENTIVES. The following installation incentives are referred to collectively as the "Installation Incentives."

                           (a) Pegasus will pay Nucentrix an additional
Installation Incentive in the amount of "***" for each installation provided to a Converted Subscriber for a Primary DIRECTV System by Nucentrix.

                           (b) Pegasus will pay Nucentrix an additional
Installation Incentive in the amount of "***" for each installation provided to a Converted Subscriber for a Second DIRECTV Receiver (which receiver is contemporaneously activated with a Primary DIRECTV System) by Nucentrix.

                  8.4 CHARGEBACK. The PCCs are prepaid commission fees for the sale of twelve (12) months of a DIRECTV Programming Package and the payment therefor by a Converted Subscriber during the initial twelve (12)-month period from the date of activation. If a subscriber for whom Nucentrix has received the PCC terminates, cancels or disconnects his/her DIRECTV Programming Package or downgrades his/her core programming package below Total Choice during the initial twelve (12)-month period or has his/her DIRECTV Programming Package terminated by Pegasus for nonpayment during the initial twelve (12) month period (all a "Downgrade"), Pegasus shall charge back Nucentrix the PCC as hereinafter described. For a Digital One Plan subscriber (as described in Schedule 1.1), such chargeback shall be "***" regardless of when the subscriber's service is Downgraded. For a Standard Sale subscriber (as described in Schedule 1.1), such chargeback shall be; (i) "***" if the subscriber's service is Downgraded after activation but before the 121st day after the subscriber's services were activated; (ii) "***" if the subscriber's service is Downgraded after the 120th day after activation but before the 211th day after activation; or (iii) "***" if the subscriber's service is Downgraded after the 210th day after activation but before the 366th day after activation. Pegasus shall be entitled to offset PCC chargebacks, as they become due, against amounts thereafter due to Nucentrix

                  8.5 CONTINUING SERVICE FEES. In consideration of Nucentrix's continuing support of promotion and advertising designed to acquire new Converted Subscribers, as well as Nucentrix's continuing service to Converted Subscribers from whom it procures approved activations for which a PCC is payable hereunder, Pegasus shall pay Nucentrix "***" per month in respect of each Converted Subscriber ("Continuing Service Fees"). Nucentrix acknowledges that Continuing Service Fees are not deferred commissions or otherwise paid for Nucentrix's procurement of Converted Subscribers, but instead are paid for Nucentrix's continuing support of future Converted Subscriber acquisition efforts and Nucentrix's continuing services to Converted Subscribers after the initial order for DIRECTV programming services. Accordingly, Pegasus's obligation to pay Continuing Service Fees shall terminate upon the earliest to occur of any of the following events, as they relate to each applicable Converted Subscriber:

                           (a) the termination of the Converted Subscriber for
any reason; or

                           (b) the voluntary or involuntary disconnection,
suspension, discontinuance or downgrade of the Converted Subscriber's DIRECTV core Programming Package below Total Choice for any reason, for any period of thirty (30) days or more; or

                           (c) the termination of this Agreement for Nucentrix's
material breach; or

                           (d) three (3) years after the approved activation of
the Converted Subscriber.

                  8.6 EXCEPTIONS. As used herein, the PCC, DIRECTV System Subsidy, Installation Incentives, and the Continuing Service Fees shall be referred to collectively as "Compensation".

                           (a) Notwithstanding anything to the contrary herein,
Pegasus shall not be required to pay any Compensation for:

                                    (i) any DIRECTV Programming Package sold to
a non-Eligible MMDS Subscriber;

                                    (ii) any subscription for a DIRECTV
Programming Package canceled prior to the commencement of service;

                                    (iii) Orders made by a Subscriber to
Nucentrix prior to the Effective Date of this Agreement;

                                    (iv) Orders for Pegasus Programming Packages
delivered to Pegasus after termination of this Agreement.

                           (b) Pegasus shall not be required to pay any
Compensation on account of payments received by Pegasus from subscribers after the termination of this Agreement, except as provided in Section 15.1.

                  8.7 SET-OFFS FOR PCC CHARGEBACKS AND EQUIPMENT CHARGES. When applicable, Nucentrix is required to collect the amounts specified on Schedule 1.1, as and for setup fees or equipment and installation charges (collectively "Equipment Charges") from each Converted Subscriber. Nucentrix will be deemed to have collected the appropriate Equipment Charge from each Converted Subscriber and rather than paying the Equipment Charge over to Pegasus shall retain it and Pegasus shall be entitled to offset the amount of any payments to Nucentrix by said amount. Pegasus may additionally set-off or recoup any amounts owed to it by Nucentrix, as and for PCC chargebacks, against any amounts which Pegasus owes to Nucentrix under this Agreement. To the extent that the PCC chargebacks are not offset by Pegasus, Nucentrix shall pay the PCC chargebacks to Pegasus within 65 days after the end of the Pegasus Accounting Month in which they becomes due.

         8.8 PAYMENT TERMS. Pegasus shall pay the PCC, DIRECTV System Subsidy and the Installation Incentive less any set-offs for Equipment Charges or PCC chargebacks, if applicable, within 65 days after the end of the Pegasus Accounting Month in which the applicable Order is accepted as an approved activation by Pegasus and all conditions to payment have been satisfied and the applicable Continuing Service Fees within 65 days after the end of the Pegasus Accounting Month in which they become due.

         8.9 SHARING COMPENSATION PROHIBITED. Nucentrix shall not rebate or share any Compensation with another sales agent of Pegasus, or any other party (whether or not an authorized sales agent of Pegasus). Nucentrix may not combine sales of the Consumer Offers with another agent. Nucentrix acknowledges that any orders submitted under another agent's account number or through such other agent's electronic interface with Pegasus shall not be credited to Nucentrix for purposes of calculating Compensation.



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

         9. CONFIDENTIAL INFORMATION.

                  9.1 CONFIDENTIAL INFORMATION. Each party recognizes and acknowledges that it may have access to certain trade secrets or other confidential information of the other party including, but not limited to, the terms of this Agreement, Nucentrix Customer Lists, Pegasus' list(s) of Converted Subscribers, the Territory information contained in Exhibit C, financial data, subscriber data, drawings and other technical and commercial information, service and sales methods, advertising, promotion and marketing strategies, programming strategies and prices relating to the development and marketing of their respective products and services and that such information constitutes valuable, special and unique property of the other party. The confidential information of each party is hereinafter collectively referred to as the "Confidential Information."

                  9.2 MAINTAINING CONFIDENTIALITY. Each party agrees to maintain the confidentiality of the Confidential Information, and not to sell, give, assign, transfer or otherwise disclose the other Party's Confidential Information to any third party (including, without limitation, any sales agent, distributor or other reseller of DIRECTV programming or equipment) other than
(a) its employees, attorneys, independent certified public accountants or other advisors who need to know the Confidential Information for purposes related to this Agreement, (b) to the extent necessary to comply with applicable law or the valid order of a court of competent jurisdiction or governmental agency, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with any arbitration proceeding, and (c) to enforce any of its rights pursuant to this Agreement. Each party agrees that it and any person to whom the Confidential Information is rightfully disclosed hereunder will use the Confidential Information only for purposes related to the performance of this Agreement. All Confidential Information, including Nucentrix Customer Lists, is and shall remain the property of the party owning such information as of the Effective Date. The list(s) of Converted Subscribers shall be, and following the termination of this Agreement shall remain, the sole and exclusive property of Pegasus. Within ten (10) days after the expiration or termination of this Agreement, Pegasus and Nucentrix shall return all Confidential Information of the other party (and all copies thereof) to such party with an officer's certificate certifying that all such information and copies have been returned. Each party agrees that a breach of these obligations of confidentiality or restrictions on the use of Confidential Information will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to, and not in lieu of, any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts. Without limiting the generality of Section 15.3, the provisions of this Section 9 shall survive the expiration or termination of this Agreement indefinitely.

         9.3 PRESS RELEASE. Nucentrix and Pegasus shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby. Except as required by applicable law, including without limitation applicable federal securities law requirements, neither Seller nor Buyer shall make any such release, announcement or statements without the prior written consent of the other, which shall not be unreasonably withheld.

         10. INSURANCE. Nucentrix shall maintain in force, during the term hereof, policies of insurance issued by reputable carriers, covering insurable risks and with limits reasonably requested by Pegasus. Such policies shall name Pegasus as an additional insured and shall provide for thirty (30) days prior written notice to Pegasus of any material modification, cancellation, or expiration of each policy. Nucentrix shall deliver certificates of insurance to Pegasus evidencing such uninterrupted coverage on Pegasus's request.

         11. INTELLECTUAL PROPERTY. Nucentrix shall not use any logo, trademark, service mark or trade name of Pegasus or any supplier of Pegasus (including, without limitation, DIRECTV or entities providing programming to Pegasus) for any purpose except as expressly permitted by such party. Nucentrix shall not acquire any right to any goodwill, mark, copyright, or other form of intellectual or commercial property of Pegasus or DIRECTV, except for the limited use rights expressly granted herein.

         12. ASSIGNMENT.

                  12.1 ASSIGNMENT BY PEGASUS. This Agreement may be assigned by Pegasus to any entity which assumes the obligations of Pegasus hereunder and acquires the right and ability to perform them.

                  12.2 ASSIGNMENT BY NUCENTRIX. This Agreement is made by Pegasus in reliance on the financial, business and personal reputation of Nucentrix and its ownership and management. Accordingly, this Agreement may not be assigned or encumbered by Nucentrix without Pegasus' prior written consent, which will not be unreasonably withheld or delayed.

         13. TERM. The initial term of this Agreement shall commence on the Effective Date hereof and shall continue, unless terminated in accordance herewith, for a period of twelve (12) months after the Effective Date.

         14. TERMINATION. This Agreement shall be terminable upon the following conditions:

                  14.1 BREACH BY NUCENTRIX. Except as otherwise provided herein, Pegasus may terminate this Agreement immediately upon written notice if Nucentrix fails to cure a breach of any material obligation hereunder which is curable, within thirty (30) days after written notice specifying such breach.

                  14.2 BREACH BY PEGASUS. Except as otherwise provided herein, Nucentrix may terminate this Agreement immediately upon written notice if Pegasus fails to cure a breach of any material obligation hereunder which is curable, within thirty (30) days after written notice specifying such breach.

         15. RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION.

                  15.1 COMPENSATION. Pegasus shall pay to Nucentrix, after the termination or expiration hereof, (a) any unpaid Compensation which was earned by Nucentrix prior to termination in accordance herewith, (b) Programming Commissions owing for Orders which Nucentrix properly delivered to Pegasus prior to termination, provided such Orders are accepted as approved activations by Pegasus, and (c) except as otherwise provided in Section 8.5, Continuing Service Fees for a period of three (3) years after the approved activation of the Converted Subscriber. WITHOUT LIMITATION, AGENT IS NOT ENTITLED TO ANY COMPENSATION WHATSOEVER FOR ORDERS WHICH ARE NOT DELIVERED TO PEGASUS, AS HEREIN REQUIRED, PRIOR TO THE EFFECTIVE DATE OF TERMINATION, EVEN IF ORDERS DELIVERED AFTER TERMINATION RESULT IN ACTIVE SUBSCRIPTIONS TO PEGASUS' DBS SERVICE.

                  15.2 OBLIGATIONS OF NUCENTRIX. Except as otherwise permitted by another agreement between the parties hereto, upon termination or expiration of this Agreement for any reason, Nucentrix shall immediately cease using and shall, upon request of Pegasus, deliver to Pegasus: (a) any unused Pegasus sales literature; (b) all originals and copies of completed and uncompleted Order forms and applications; and (c) all forms, directives, policy manuals and other written information and materials supplied to it by Pegasus pursuant to this Agreement or which contain Pegasus' marks. Except as otherwise permitted by another agreement between the parties hereto, on termination, Nucentrix shall immediately discontinue all sales of DIRECTV Programming Packages in the Territory and all use of Pegasus's Confidential Information and shall cease to identify itself as an authorized sales agent for Pegasus or otherwise affiliated in any manner with Pegasus. After the termination or expiration hereof, Nucentrix shall continue to pay to Pegasus PCC chargebacks to the extent that they become due and are not offset against amounts owed by Pegasus to Nucentrix. Because of the difficulty in establishing the improper use of customer lists and other Confidential Information, Nucentrix agrees that for a period of five (5) years after termination or expiration of this Agreement, it shall not, on behalf of any other provider of multi-channel video programming or on its own behalf, solicit any Converted Subscriber who was procured by Nucentrix and is a Converted Subscriber as of such termination or expiration date.

                  15.3 SURVIVAL. The covenants and conditions herein which, by their terms or nature, extend beyond the termination or expiration of this Agreement, shall survive such termination or expiration until fully performed.

         16. FORCE MAJEURE. Neither party shall be liable for any loss, damage, cost, delay, or failure to perform in whole or in part resulting from causes beyond such party's control, including but not limited to, fires, strikes, insurrections, riots, or requirements of any governmental authority.

         17. INDEPENDENT CONTRACTOR RELATIONSHIP. Nucentrix is an independent contractor authorized during the term hereof to solicit orders for Pegasus Programming Packages as a commissioned sales agent for Eligible MMDS Subscribers. Nucentrix is not a partner, franchisee, or employee of Pegasus for any purpose whatsoever. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions.

         18. INDEMNIFICATION. Except as provided below, each party shall defend and indemnify the other, its affiliates and their respective employees, officers, and directors from and against any and all third party claims and resulting damages, costs, and other liabilities arising out of the indemnifying party's breach or alleged breach of its obligations under this Agreement, negligence, or other wrongful conduct. Nucentrix shall defend and indemnify Pegasus from any claims of third parties for compensation or damages arising out of the termination of this Agreement or of Nucentrix's ability to take orders for the DIRECTV Programming Packages distributed by Pegasus. Pegasus shall not be required to indemnify Nucentrix with respect to the content of any programming (including without limitation claims relating to trademark, copyright, music, music performance and other proprietary interests) unless and solely to the extent of any applicable pass-through indemnification provided to Pegasus by the providers of such programming.

         19. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ANY THIRD PARTY, WHETHER FORESEEABLE OR NOT AND WHETHER BASED ON NEGLIGENCE OR OTHERWISE. PROJECTIONS OR FORECASTS BY EITHER PARTY SHALL NOT CONSTITUTE BINDING COMMITMENTS.

         20. MISCELLANEOUS.

                  20.1 LAWS. All issues with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law rules.

                  20.2 INTEGRATION. This Agreement replaces any prior agreement, understanding and commitment between the parties regarding Nucentrix's appointment and performance as a commissioned sales agent for Pegasus in connection with the Conversion Program as described herein. Nucentrix is not relying on any oral or written statements or representations made by any Pegasus employee or representative regarding such matters other than those expressly set forth herein.

                  20.3 COMPLIANCE. Both parties shall comply with all applicable laws, rules and regulations of all governmental authorities.

                  20.4 EXPENSES. Except as otherwise expressly set forth herein, both parties shall pay all of their respective costs and expenses under this Agreement and shall be solely responsible for the acts and expenses of their respective agents and employees.

                  20.5 AMENDMENTS. Any modification of this Agreement must be in writing and signed by both parties, except as otherwise expressly provided herein.

                  20.6 AUTHORIZATION; CAPACITY. Each party represents that the execution, delivery and performance of this Agreement have been duly authorized, that it has the full right, power, and authority to execute, deliver and perform this Agreement, and that such execution, delivery and performance do not and will not conflict with any agreement, instrument, order, judgment or decree to which such party is a party or by which it is bound.



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

                  20.7 NO IMPLIED WAIVERS. The failure of either party to require the performance by the other of any provision of this Agreement shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be deemed a waiver of such provision.

                  20.8 NOTICES. Any notice or other written communication required or permitted to be given by this Agreement shall be deemed given when personally delivered or delivered by Federal Express or telecopied, or three (3) business days after it has been sent by United States first-class, certified or registered mail, postage prepaid, properly addressed to the addresses set forth below the signatures herein. Nucentrix shall provide a minimum of thirty (30) days advance written notice to Pegasus in the event of any address or telephone change.

                  20.9 INVALID OR UNENFORCEABLE PROVISIONS. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed severed from the remainder, which shall remain enforceable. If any provision of this Agreement does not comply with any law, ordinance or regulation of any governmental or quasi-governmental authority, now existing or hereinafter enacted, such provision shall to the extent possible be interpreted in such a manner so as to comply with such law, ordinance or regulation, or if such interpretation is not possible, it shall be deemed amended, to satisfy the minimum requirements thereof.

                  20.10 GOVERNMENTAL APPROVALS. This Agreement shall be subject to all necessary approvals of local, state and federal regulatory agencies.

                  20.11 TAXES. Any taxes asserted against Nucentrix or Pegasus by any governmental authority as a result of this Agreement shall be the responsibility of the parties as follows: (a) Nucentrix shall be responsible for any taxes or levies arising out of its performance hereunder, with the exception of any sales tax as to which Pegasus has provided to Nucentrix the appropriate rate and Nucentrix has forwarded such amount to Pegasus; and (b) each party shall be responsible for any taxes related to its income derived hereunder.

                  20.12 ARBITRATION.

                           (a) Any dispute or claim arising out of the
interpretation, performance, or breach of this Agreement, including without limitation claims alleging fraud in the inducement, shall be resolved only by binding arbitration, at the request of either party, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, modified as herein provided (the "Rules"). The arbitrators shall be, to the fullest extent available, either retired judges or selected from a panel of persons trained and expert in the subject area of the asserted claims. If the claim seeks damages of less than $250,000, it shall be decided by one arbitrator. In all other cases, each party shall select one arbitrator, who shall jointly select the third arbitrator. If for any reason a third arbitrator is not selected within one month after the claim is first made, the third arbitrator shall be selected in accordance with the Rules. The arbitrators shall apply Pennsylvania substantive law to the proceeding, except to the extent Federal substantive law would apply to any claim. The arbitration proceeding shall be conducted in Philadelphia, Pennsylvania. An award may be entered against a party who fails to appear at a duly noticed hearing. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which their decision is based. The arbitrators shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. The decision of the arbitrators may be entered and enforced as a final judgment in any court of competent jurisdiction. The parties shall share equally the arbitrator's fees and other costs of the arbitration.

                           (b) Notwithstanding the foregoing, the request by
either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by a state or federal court having jurisdiction.

                           (c) This Section and any arbitration conducted
hereunder shall be governed by the United States Arbitration Act (9 U.S.C.
Section 1, et seq.). The parties acknowledge that the transactions contemplated by this Agreement involve commerce, as defined in said Act. This Section 20.12 shall survive the termination or expiration of this Agreement.



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

                  20.13 ATTORNEYS' FEES. In the event of any litigation or arbitration between the parties with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs of litigation, as the court or tribunal may determine.

                  20.14 BENEFITS. Subject to the restrictions against assignment herein provided, this Agreement shall bind and inure to the benefit of the successors and permitted assigns of each of the parties hereto.

                  20.15 EXISTING SALES AGENCY AGREEMENT. Nothing contained herein shall modify or impair either party's rights or obligations under that Sales Agency Agreement between Pegasus and Nucentrix (f/k/a Heartland Wireless Communications, Inc.) dated September 1998, which shall remain in full force and effect in accordance with its terms, except that no MMDS subscribers shall be converted or activated under the existing Sales Agency Agreement.


PEGASUS SATELLITE TELEVISION, INC.


By:    /s/ TED S. LODGE
   ------------------------------------

Name:  Ted S. Lodge
     ----------------------------------

Title: President
      ---------------------------------

Address:          Pegasus Satellite Television, Inc.
                  c/o Pegasus Communications Management Company
                  225 City Line Avenue
                  Suite 200
                  Bala Cynwyd, PA 19004

Telecopy No.:     (610) 934-7072

Nucentrix Broadband Networks, Inc.


By:  /s/ FRANK HOSEA
   -------------------------------------
   (signature)

Name:  Frank Hosea
     -----------------------------------

Title: Senior Vice President, Operations
      ----------------------------------


Address:
Nucentrix Broadband Networks, Inc.
4120 International Parkway, Suite 2000
Carrollton, TX 75007

Telecopy No.: 972.662.3800



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